Exhibit 4.10

Senior Loan Agreement between Vereniging AEGON, The State of the Netherlands and AEGON N.V. dated December 1, 2008.

SENIOR LOAN AGREEMENT

For

VERENIGING AEGON

with

THE STATE OF THE NETHERLANDS

as Lender

and

AEGON NV

EUR 3,000,000,000

LOAN AGREEMENT

Allen & Overy LLP

Schedule

1.	Conditions Precedent	387
2.	Utilisation Request	389
3.	Agreed Security Principles	390
4.	Form of Transfer Certificate	392
5.	Form of Assignment Agreement	394

Signatories		397

THIS AGREEMENT is dated 1 December 2008 and made

BETWEEN:

(1)	VERENIGING AEGON, an association (vereniging) incorporated by notarial deed and duly established in accordance with the laws of The Netherlands, with offices at AEGONplein 50, 2591 TV, The Hague, The Netherlands (the Association);

(2)	THE STATE OF THE NETHERLANDS, an entity under public law, acting through the Ministry of Finance, with address at the Korte Voorhout 7, 2511 CW, The Hague, as lender (the Lender); and

(3)	AEGON N.V., a public limited liability company (naamloze vennootschap) duly incorporated under the laws of The Netherlands, with its registered seat in The Hague, the Netherlands and address at AEGONplein 50, 2591 TV, The Hague, The Netherlands (“AEGON”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Accounting Principles means generally accepted accounting principles in The Netherlands, including IFRS.

AEGON Ordinary Shares means the ordinary shares in the share capital of AEGON.

AEGON Preference Shares means the A and B preference shares issued by AEGON to the Association pursuant to the terms and conditions set out in the articles of association of AEGON.

AEGON Securities means the “securities” under and as defined in the Subscription Agreement, issued or to be issued by AEGON to the Association pursuant to the Subscription Agreement.

AEGON Securities Pledge Agreement means the Dutch law governed first ranking pledge agreement on the AEGON Securities between the Association, the Lender and AEGON dated on or about the date of this Agreement.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agreed Security Principles means the principles set out in Schedule 3 (Agreed Security Principles).

Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Subclause 12.1 (Financial statements).

Assignment Agreement means an assignment agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form satisfactory to the Lender.

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or such other firm approved in advance by the Lender (such approval not to be unreasonably withheld or delayed).

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period from and including the date of this Agreement to and including 1 December 2008.

Bank Facility Agreement means the EUR 1,650,000,000 Revolving Repo Back-Up Facility Agreement dated 28 April 2005 between (among others) the Association and ABN AMRO Bank N.V. as facility agent and security agent.

Bank Finance Documents means:

(a)	the Bank Facility Agreement;

(b)	the Bank Repo Facility Agreement;

(c)	the Bank Hedging Documents;

(d)	the Bank Security Documents;

(e)	any amendment, restatement, extension, replacement or refinancing of the financing under the documents listed in paragraphs (a) to (d) above; and

(f)	any other “finance document” designated as such in the documents listed in paragraphs (a) to (e) above.

Bank Hedging Documents means any master agreement, confirmation, schedule or other agreement between the Association and a hedge counterparty for the purposes of hedging interest rate liabilities in relation to the facilities described in the Bank Facility Agreement (and any amendment, restatement, extension, replacement or refinancing of the Bank Facility Agreement).

Bank Lenders has the meaning given to “lenders”, “agent” or “finance parties” in the Bank Finance Documents from time to time.

Bank Repo Facility Agreement means the TMBA/ISMA Global Master Repurchase Agreement (Version 2000) together with the annexes to it, dated 28 April 2005 between (among others) the Association as seller and ABN AMRO Bank N.V. as repo agent.

Bank Security Documents means documents entered into by the Association by which the following Security is provided to the Bank Lenders to secure the obligations of the Association under the Bank Finance Documents:

(a)	a first ranking right of pledge over the bank accounts of the Association; and

(b)	a first ranking right of pledge of all rights in respect of future dividends or other distributions declared but not paid in respect of certain preference shares in AEGON held by the Association as further detailed in the Bank Facility Agreement.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam and (in relation to any date for payment or purchase of euro) which is a TARGET Day.

Calculation Agent means AEGON or such other Calculation Agent in respect of the Securities for the time being as may have been appointed as such by the Issuer or the Holders in accordance with the Subscription Agreement.

Charged Property means all of the assets of the Association which from time to time are, or are expressed to be, the subject of the Transaction Security.

Closing Date shall mean 11.00 a.m. (Amsterdam time) on 1 December 2008 or such other time and/or date as the AEGON and the Association may agree with the prior written approval of the Lender.

Commitment means EUR 3,000,000,000, to the extent not cancelled or reduced under this Agreement.

Confidential Information means all information relating to the Association, AEGON, the Group, the Transaction Documents or the Facility in respect of which a Party becomes aware in its capacity as a Party or which is received by a Party in relation to the Transaction Documents or the Facility from any other Party, any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by that Party of Clause 24 (Confidentiality); or

(b)	is identified in writing at the time of delivery as non-confidential by a Party or any member of the Group or any of its advisers; or

(c)	is known by a Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Party after that date, from a source which is, as far as that Party is aware, unconnected with the other Parties or the Group and which, in either case, as far as that Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Constitutional Documents means,

(a)	in respect of the Association,

(i)	its articles of association (statuten); and

(ii)	an extract (uittreksel) from the trade register held with the relevant Dutch Chamber of Commerce (Handelsregister);

(b)	in respect of AEGON,

(i)	its articles of association (statuten);

(ii)	its shareholders register (aandeelhoudersregister); and

(iii)	an extract (uittreksel) from the trade register held with the relevant Dutch Chamber of Commerce (Handelsregister);

Default means an Event of Default or any event or circumstance specified in Clause 14 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Transaction Documents or any combination of any of the foregoing) be an Event of Default.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Event of Default means any event or circumstance specified as such in Clause 14 (Events of Default).

Facility means the loan facility made available under this Agreement as described in Clause 2 (The Facility).

Finance Document means this Agreement, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Parties.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before all amounts outstanding under the Facility are repaid or prepaid (as relevant) or are otherwise classified as borrowings under the Accounting Principles);

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets and services and payment is due more than 45 days after the date of supply;

(j)	any arrangement pursuant to which an asset sold or otherwise disposed of by that person may be reacquired by a member of the Group (whether following the exercise of an option or otherwise);

(k)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(l)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (k) above.

Financial Year means the annual accounting period of the Group ending on or about 31 December in each year.

First Year Repurchase Compensation has the meaning given to such term in clause 4(b)(ii) of the Securities Terms and Conditions.

Governance Agreement means the agreement on governance and certain other matters between the Lender, the Association and AEGON entered into on or about the date of this Agreement.

Group means the Association, AEGON and each of AEGON’s Subsidiaries for the time being.

Holder means the registered holder of any Security.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Interest Period means, in relation to the Loan, each period that corresponds to a Securities Interest Period.

Issue means the issue of the AEGON Securities in accordance with the Subscription Agreement.

Issue Date means the date on which the Issue occurs.

Issue Price means EUR 4 for each of the AEGON Securities.

Issuer means AEGON.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Legal Opinion means any legal opinion delivered to the Lenders under Subclause 4.1 (Initial conditions precedent).

Legal Reservations means:

(a)	the principle that remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under limitation provisions of any applicable law, and defences of set-off or counterclaim; and

(c)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Material Adverse Effect means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of, as applicable, the Association or AEGON; or

(b)	the ability of each of the Association and AEGON to perform its obligations under the Transaction Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Transaction Documents or the rights or remedies of the Lender under any of the Transaction Documents, it being understood that in case of (a) and (b), the value or changes in the value of AEGON on any stock exchange will in itself not constitute a Material Adverse Effect under those paragraphs.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

Original Financial Statements means:

(a)	in relation to the Association, its audited financial statements for the financial year ending 31 December 2007;

(b)	in relation to AEGON its consolidated audited financial statements for its Financial Year ended 31 December 2007.

Party means a party to this Agreement.

Quasi-Security has the meaning given to that term in Subclause 13.8 (Negative pledge).

Refund Claim has the meaning given to that term in Subclause 9.3 (Assignment of Refund Claim).

Register means the register or registers maintained by the Registrar in respect of the Securities pursuant to the Subscription Agreement.

Registrar means AEGON or such other Registrar in respect of the Securities for the time being as may have been appointed as such by the Issuer or the Holders in accordance with the Subscription Agreement.

Relevant Interbank Market means the European interbank market.

Relevant Jurisdiction means, in relation to the Association and AEGON:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

Repeating Representations means each of the representations set out in Subclause 11.2 (Status) to Subclause 11.7 (Governing law and enforcement), Subclause 11.11 (No default), Subclause 11.13 (Original Financial Statements), Subclause 11.18 (Ranking) to Subclause 11.20 (Ownership) and Subclause 11.22 (Centre of main interests and establishments).

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Securities Cash Interest means, for a Securities Interest Date, if AEGON has declared an annual or interim dividend payable in cash in respect of the AEGON Ordinary Shares, an amount equal to the “coupon amount” payable in cash on that Securities Interest Date under and as defined in the Securities Terms and Conditions.

Securities Deed means the deed of issue and placement of the Securities, substantially in the form set out in schedule 2 of the Subscription Agreement.

Securities Default Interest means any default interest due by AEGON to the Association for an overdue amount under clause 3(i) of the Securities Terms and Conditions.

Securities Interest means Securities Cash Interest or Securities Scrip Interest.

Securities Interest Date means a date on which Securities Interest is paid (or deemed to be paid) by AEGON to (or at the direction of) the Association as required under the Securities Terms and Conditions.

Securities Interest Period means a period during which Securities Interest accrues in accordance with the Securities Terms and Conditions.

Securities Scrip Interest means, in respect of a Securities Interest Date, if AEGON has declared an annual or interim dividend in scrip in respect of the AEGON Ordinary Shares, the Stock Dividends (as defined in the Securities Terms and Conditions) to be issued to the Lender on that Securities Interest Date under and as defined in the Securities Terms and Conditions.

Securities Terms and Conditions means the terms and conditions of the AEGON Securities as set out in schedule 1 of the Subscription Agreement.

Subscription Agreement means the subscription agreement dated on or about the date of this Agreement relating to the AEGON Securities and made between the Association, AEGON and the Lender.

Subscription Documents means the Subscription Agreement, the Securities Terms and Conditions, the Securities Deed and any other document designated as a “Subscription Document” by the Parties.

Subsidiary means:

(a)	in relation of any company or corporation, a company or corporation:

(i)	(which is controlled directly or indirectly, by the first mentioned company or corporation;

(ii)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation;

(iii)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and / or control the composition of its board of directors or equivalent body; and

(b)	in relation to a legal person incorporated in The Netherlands, a subsidiary as defined in section 2:24a CC and in relation to financial statements of the Group, a group company (groepsmaatschappij) as defined in section 2:24b of the Dutch CC.

TARGET means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means any day on which TARGET is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Transaction Document.

Term Sheet means the term sheet dated 28 October 2008 in respect of the issuance of the AEGON Securities and the Loan and entered into between the Association, the Lender and AEGON.

Transaction Documents means the Finance Documents, the Subscription Documents, the Governance Agreement and any other document designated as a “Transaction Document” by the Parties.

Transaction Security means the Security created or expressed to be created in favour of the Lender pursuant to the Transaction Security Documents.

Transaction Security Documents means each of the documents listed as being a Transaction Security Document in paragraph 3(b) of Schedule 1 (Conditions Precedent) together with any other document entered into by the Association creating or expressed to create any Security over all or any part of its assets in respect of the obligations of the Association and AEGON to the Lender under any of the Transaction Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form satisfactory to the Lender.

Transfer Date means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Lender and the other Parties (if required) have executed the relevant Assignment Agreement or Transfer Certificate.

Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Unpaid Sum means any sum due and payable but unpaid by the Association or AEGON under the Transaction Documents.

Utilisation Date means the date on which the Loan is made.

Utilisation Request means a notice substantially in the relevant form set out in Schedule 2 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the Lender, the Association, AEGON, any Party or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Association and the Lender or, if not so agreed, is in the form specified by the Lender;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	“determination”, “approval”, “designation”, “consent” or similar term means a determination, approval, designation, consent or similar term made or given by the person making or giving it acting reasonably (and “determine”, “approve”, “designate”, “consent” and similar terms shall be construed accordingly);

(v)	a “director”, in relation to the Association or AEGON, means a managing director (bestuurder) and “board of directors” means its managing board (bestuur);

(vi)	a Finance Document, the Governance Agreement, a Bank Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document, the Governance Agreement, that Bank Finance Document or that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii)	guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(x)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to time in The Hague.

(b)	Section, Clause, Subclause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Transaction Document or in any notice given under or in connection with any Transaction Document has the same meaning in that Transaction Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Third party rights

Except where this agreement specifically provides otherwise, a person who is not a Party has no right under section 6:253 CC to enforce or to enjoy the benefit of any term of this Agreement.

1.4	Dutch terms

In this Agreement, a reference to:

(a)	gross negligence means grove schuld;

(b)	negligence means schuld;

(c)	a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (retentie recht), right to reclaim goods (recht van reclame), and, in general any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)	wilful misconduct means opzet;

(e) (i)	a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(iii)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 16d of the Social Insurance Coordination Act of the Netherlands (Coördinatiewet Sociale Verzekeringen);

(f)	a trustee in bankruptcy includes a curator;

(g)	an administrator includes a bewindvoerder;

(h)	a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(i)	an attachment includes a beslag.

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available a euro loan in an aggregate amount equal to the Commitment.

3.	PURPOSE

3.1	Purpose

The Association shall apply all amounts borrowed by it under the Facility exclusively for the purpose of financing the subscription price for the AEGON Securities (to be) issued on 1 December 2008 in accordance with the Subscription Agreement.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lender will only be obliged to comply with Subclause 5.3 (Lender’s participation) in relation to the Loan if on or before the Utilisation Date for the Loan, the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to it. The Lender shall notify the Association promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Subclause 4.1 (Initial Conditions Precedent), the Lender will only be obliged to comply with Subclause 5.3 (Lender's participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	all the representations and warranties in Clause 11 (Representations) are true.

5.	UTILISATION

5.1	Delivery of Utilisation Request

The Association may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 11.00 am on the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the amount of the Loan requested is EUR 3,000,000,000;

(iii)	the Association directs the proceeds to be payable to AEGON in accordance with the purpose of the Facility as provided in Subclause 3.1 (Purpose); and

(iv)	the Utilisation Request complies with the requirements of paragraph (b) below.

(b)	Only one Utilisation Request may be given, and only one Loan may be requested in the Utilisation Request.

5.3	Lender’s participation

If the conditions set out in this Agreement have been met, the Lender shall make the Loan available by the Utilisation Date at the account details requested in the Utilisation Request.

6.	MANDATORY PREPAYMENT, VOLUNTARY PREPAYMENT

6.1	Definitions

For the purpose of Clauses 6 through 8,

(i) terms defined in the Securities Terms and Conditions shall, unless the context suggests otherwise, have the same meaning when used in this Clause 6; and

(ii) the following terms shall have the meanings ascribed thereto below:

Conversion means a conversion of all or some of the AEGON Securities in accordance with clause 6 of the Securities Terms and Conditions.

Conversion Amount means, on a Conversion Date, the amount calculated by multiplying the Issue Price by the number of Converted Securities for that Conversion Date.

Conversion Date means the date on which a Conversion occurs in accordance with the Securities Terms and Conditions.

Conversion Make-up Interest means, in connection with a Conversion on a Conversion Date, the amount of any additional interest payment, as calculated in accordance with clause 3(h) of the Securities Terms and Conditions.

Converted Securities means, on a Conversion Date, the AEGON Securities the subject of a Conversion on that Conversion Date.

Converted Shares means, on a Conversion Date, the AEGON Ordinary Shares that have been converted from the Converted Securities on that Conversion Date.

Repurchase means a repurchase of all or some of the AEGON Securities in accordance with either clause 4(b) or 4(c) of the Securities Terms and Conditions.

Repurchase Date means the date on which a Repurchase is effectuated in accordance with the Securities Terms and Conditions.

Repurchase Make-up Interest means, in connection with a Repurchase on a Repurchase Date, any additional interest payment, as calculated in accordance with clause 3(h) of the Securities Terms and Conditions.

Repurchase Principal means, for a Repurchase Date, the amount calculated by multiplying the Issue Price by the number of Repurchase Securities for that Repurchase Date.

Repurchase Proceeds means all cash proceeds (including any amount attributable to Securities Interest and (if applicable) to the First Year Repurchase Compensation, and which are due and calculated in accordance with the Securities Terms and Conditions) payable on a Repurchase Date to the Association by the Issuer in connection with a Repurchase.

Repurchase Securities means, on a Repurchase Date, the AEGON Securities the subject of a Repurchase on that Repurchase Date.

6.2	Repurchase

On each Repurchase Date:

(a)	the Association shall pay to the Lender an amount equal to the amount of the Repurchase Proceeds received by it on that Repurchase Date;

(b)	the principal amount of the Loan shall be irrevocably reduced by the amount of the Repurchase Principal for that Repurchase Date; and

(c)	subject to the payment required by paragraph (a) being made and received by the Lender, the payment obligations of the Association under or pursuant to the Finance Documents in respect of the Loan (including in relation to any accrued and unpaid interest and other amounts payable) and relating to those Repurchase Securities on such Repurchase Date, shall be deemed to be satisfied in full.

If after a Repurchase Date the Association is to receive any Repurchase Make-up Interest from the Issuer in cash pursuant to the Securities Terms and Conditions, the Issuer shall transfer to the Lender the amount of any such Repurchase Make-up Interest on the date that such Repurchase Make-up Interest is received by it under the Securities Terms and Conditions. If and to the extent that any Repurchase Make-up Interest to be received by the Association from AEGON pursuant to the Securities Terms and Conditions is received in the form of Securities Scrip Interest rather than in cash, the Association shall pay or transfer to the Lender such Securities Scrip Interest.

If a Tax Deduction is required to be made by AEGON in respect of Repurchase Proceeds or Repurchase Make-up Interest paid to the Association under the Securities Terms and Conditions and such Tax Deduction is made, then (a) the Association shall pay to the Lender the amount actually received by it from AEGON net of such Tax Deduction, and (b) the Association shall assign to the Lender its refund claim in respect of such Tax Deduction in accordance with the provisions of Subclause 9.3 (Assignment of Refund Claim).

6.3	Conversion

(a)	On each Conversion Date:

(i)	the Association shall transfer to the Lender the Converted Shares received by it on that Conversion Date;

(ii)	the principal amount of the Loan shall be irrevocably reduced by the Conversion Amount for that Conversion Date;

(iii)	subject to the transfer required by subparagraph (a)(i) being made, the payment obligations of the Association under or pursuant to the Finance Documents in respect of the Loan (including in relation to any accrued and unpaid interest and other amounts payable) in relation to those Converted Shares on such Conversion Date, shall be deemed to be satisfied in full.

If after a Conversion Date the Association receives any Conversion Make-up Interest from the Issuer pursuant to the Securities Terms and Conditions, the Association shall transfer to the Lender the amount of any such Conversion Make-up Interest if and as soon as received. If and to the extent that any Conversion Make-up Interest received by the Association from AEGON pursuant to the Securities Terms and Conditions is received in the form of Securities Scrip Interest rather than in cash, such Securities Scrip Interest shall be transferred by the Association to the Lender hereunder if and as soon as received. If a Tax Deduction is required to be made by AEGON in respect of Conversion Make-up Interest paid to the Association under the Securities Terms and Conditions and such Tax Deduction is made, then (a) the Association shall pay to the Lender the amount actually received by it from AEGON net of such Tax Deduction, and (b) the Association shall assign to the Lender its refund claim in respect of such Tax Deduction in accordance with the provisions of 9.3 (Assignment of Refund Claim).

(b)	Any sale or transfer by the Lender of Converted Shares shall occur after consultation with AEGON.

6.4	Transfer

(a)	The Association may at any time transfer all of the AEGON Securities outstanding at that time and held by it to the Lender on a date not earlier than 5 Business Days after the Association has given notice to the Lender of its intention to do so, such notice to specify the contemplated transfer date. Upon such notice having been provided, the Association and the Lender shall each promptly take such action (including the entering into of a deed of assignment and notification substantially in the form of Annex III to the Subscription Agreement) as is necessary to be taken by it to ensure the transfer of ownership of the AEGON Securities to the Lender pursuant to this Clause on the contemplated transfer date.

(b)	As of the date of the completion of the transfer of the AEGON Securities contemplated by paragraph (a) above (the Transfer Date), the Loan together with any accrued and unpaid interest and any other amounts payable in connection with the Loan (the Other Amounts) shall be deemed to be prepaid and paid in full and all other obligations of the Association under or pursuant to the Finance Documents (the Other Obligations) shall be deemed to be satisfied in full.

(c)	To the extent immediately prior to the deemed prepayment and payment in full of the Other Amounts and the deemed satisfaction in full of the Other Obligations of the Association under to paragraph (b) above, any Other Amounts or Other Obligations were payable by the Association, then AEGON undertakes vis-à-vis the Lender, to be liable for, or bound by, an amount equal to the Other Amounts and liable for obligations equivalent to the Other Obligations as of the Transfer Date.

7.	RESTRICTIONS

7.1	Notice of Prepayment

Any notice of prepayment, authorisation or other election given by any Party under Subclause 6.4 (Mandatory Prepayment, Voluntary Prepayment) shall (subject to the terms of such Subclause) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant prepayment, conversion or transfer is to be made.

7.2	No reborrowing of Facility

The Association shall not reborrow any part of the Facility which is prepaid.

7.3	Prepayment in accordance with Agreement

The Association shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.	INTEREST

8.1	Calculation of interest

The amount and type of interest on the Loan shall be equal to, and the same as, the amount and type, respectively, of Securities Interest payable by AEGON to the Association under the Subscription Documents.

8.2	Selection type of Securities Interest

Whenever the Association has the right to choose the type of Securities Interest, it must opt for Security Cash Interest.

8.3	Payment of interest

On each Securities Interest Date, the Association shall

(a)	pay to the Lender the amount of any Securities Cash Interest, together with any Securities Default Interest, received by it pursuant to the Securities Terms and Conditions;

(b)	transfer to the Lender any Securities Scrip Interest issued to it pursuant to the Securities Terms and Conditions; and

(c)	pay to the Lender the amount of any cash component of any Securities Scrip Interest, together with any Securities Default Interest, received by it pursuant to clause 3(c)(iii) of the Securities Terms and Conditions.

If a Tax Deduction is required to be made by AEGON in respect of any Securities Cash Interest, Securities Scrip Interest or cash component of any Scrip Securities Interest paid to the Association under the Securities Terms and Conditions and such Tax Deduction is made, then (a) the Association shall pay to the Lender the relevant amount actually received by it from AEGON net of such Tax Deduction, and (b) the Association shall assign to the Lender its refund claim in respect of such Tax Deduction in accordance with the provisions of Subclause 9.3 (Assignment of Refund Claim).

8.4	Default interest

(a)	If the Association fails to pay any amount payable by it under a Transaction Document and such amount is not paid by AEGON, in each case, on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 1% per annum above the interest otherwise payable hereunder. Any interest accruing under this Subclause 8.4 shall be immediately payable by the Association to the Lender and AEGON shall pay such amounts to the Lender at those times that the Association is required to make those payments under this Agreement.

(b)	Default interest (if unpaid) arising on an overdue amount under this Agreement will be compounded with the overdue amount at the end of each Securities Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.	TAX AND INDEMNITIES

9.1	Definition

Unless a contrary indication appears, in this Clause 9 a reference to determines or determined means a determination made in the reasonable discretion of the person making the determination.

9.2	Tax

(a)	The Association shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by the law applicable to it.

(b)	The Association shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Association on becoming so aware in respect of a payment payable to the Lender.

(c)	If a Tax Deduction is required by law to be made by the Association, the Association shall not be obliged to increase the amount of payment due from the Association to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Association is required to make a Tax Deduction, the Association shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by the law applicable to it.

9.3	Assignment of Refund Claim

(a)	The Association shall upon payment by AEGON of any amounts under the Securities Terms and Conditions on which a Tax Deduction is applied, submit a claim (in each case, a Refund Claim) for a refund from the Dutch revenue service for any Tax withheld by AEGON.

(b)

The Association shall assign in advance to the Lender any and all (present and future) Refund Claims owing to it at any time, and the parties shall execute an assignment deed to that effect at the date of this Agreement. The obligation of the Association to pay to the

Lender an amount equal to a Refund Claim each time that such Refund Claim arises shall be deemed to be satisfied in full upon the Association obtaining approval of the tax authorities in respect of the assignment of such Refund Claim as envisaged by article 24(5) of the Collection of State Taxes Act 1990 (Invorderingswet 1990).

9.4	Conversion

Following a Conversion, the Lender, AEGON and the Association shall enter into discussions with a view to agreeing on a tax efficient method for payment of any Tax attributable to that Conversion. Each Party shall use its reasonable commercial efforts to agree to such method within a reasonable time but not later than within 1 months after such Conversion.

9.5	Indemnities

(a)	AEGON shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by the Association or AEGON to pay any amount due under a Transaction Document on its due date;

(iii)	funding, or making arrangements to fund, the Loan but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(iv)	the Loan (or part thereof) not being prepaid in accordance with any notice given by the Association or AEGON as a result of which a prepayment of the Loan is to occur;

(b)	investigating any event which it reasonably believes is a Default;

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(d)	the taking, holding, protection or enforcement of the Transaction Security;

(e)	the exercise of any of the rights, powers, discretions and remedies vested in the Lender by the Transaction Documents or by law; or

(f)	any default by the Association or AEGON in the performance of any of the obligations expressed to be assumed by it in the Transaction Documents.

10.	COSTS AND EXPENSES

10.1	Transaction expenses

AEGON shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	the Term Sheet, Transaction Documents and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Document executed after the date of this Agreement.

10.2	Amendment costs

If:

(a)	the Association or AEGON requests an amendment, waiver or consent by the Lender; or

(b)	the Lender incurs costs (including, but not limited to, legal fees)directly relating to paragraph 16.2(b) (Conditions of assignment or transfer by the Lender),

AEGON shall, within three Business Days of demand, reimburse (or cause to be reimbursed to) each of the Lender for the amount of all costs and expenses (including legal fees) incurred by the Lender:

(i)	in responding to, evaluating, negotiating or complying with that request or requirement; or

(ii)	in connection with the amendments to the Finance Document referred to in paragraph 16.2(b) (Conditions of assignment or transfer by the Lender),

as the case may be.

10.3	Enforcement and preservation costs

AEGON shall, within three Business Days of demand, pay (or cause to be paid) to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under the Term Sheet, any Transaction Document and the Transaction Security and any proceedings instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

11.	REPRESENTATIONS

11.1	General

Unless otherwise provided in this Clause 11:

(a)	the Association makes to the Lender in respect of itself, the representations and warranties set out in:

(i)	paragraph 11.2(a) and 11.2(c) Status;

(ii)	Subclause 11.3 (Binding obligations) to Subclause 11.7 (Governing law and enforcement);

(iii)	Subclause 11.8 (Insolvency), but only to the extent the clauses referred to therein apply to the Association;

(iv)	Subclause 11.9 (No filing or stamp taxes) to Subclause 11.11 (No default);

(v)	Subclause 11.12 (No misleading information), but only to the extent to information by or on behalf of the Association;

(vi)	Subclause 11.13 (Original Financial Statements), but only in respect of the financial statements of the Association;

(vii)	Subclause 11.14 (No proceedings pending or threatened) to Subclause 11.25 (Security).

(b)	AEGON represents and warrants to the Lender that the representations given by the Association in this Clause 11 are correct, and AEGON further gives the representations and warranties contained in this Clause 11 where such representations and warranties relate to AEGON rather than the Association.

11.2	Status

(a)	The Association is an association (vereniging), duly established and validly existing under the laws of The Netherlands;

(b)	AEGON is a limited liability company (naamloze vennootschap), duly incorporated and validly existing under Dutch law; and

(c)	It has the power to own its assets and carry on its business as it is being conducted.

11.3	Binding obligations

(a)	Without prejudice to paragraph (b) below and subject to the Legal Reservations, the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	Each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

11.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security pursuant to the Agreed Security Principles do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its Constitutional Documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

11.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

11.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of its business and other of its ordinary activities have been obtained or effected and are in full force and effect, if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

11.7	Governing law and enforcement

(a)	The choice of Dutch law as the governing law of the Transaction Documents to which it is a party will be recognised and enforced in its Relevant Jurisdiction.

(b)	Any judgment obtained in relation to a Transaction Document to which it is a party in The Netherlands will be recognised and enforced in its Relevant Jurisdiction.

11.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Subclause 14.6 (Insolvency proceedings); or

(b)	creditors’ process described in Subclause 14.7 (Creditors’ process),

has been taken or threatened in relation to it and none of the circumstances described in Subclause 14.5 (Insolvency) applies to it.

11.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Transaction Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents.

11.10 Deduction	of Tax

Other than as specified in Clause 9 (Taxes and Indemnities), it is not required to make any deduction for or on account of Tax from any payment it may make under any Transaction Document to the Lender.

11.11	No default

(a)	No Event of Default, and on the date of this Agreement and on the Utilisation Date, no Default is continuing or is reasonably likely to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

11.12 No misleading information

Save as disclosed in writing to the Lender prior to the date of this Agreement,

(a)	any factual information contained in any documents provided to the Lender by the Association or AEGON for the purposes of entering into the Transaction Documents (the “Information Documents”) was true and accurate in all material respects as at the date of the Information Document or (as the case may be) as at the date the information is expressed to be given;

(b)	the written expressions of opinion or intention provided by or on behalf of the Association or AEGON for the purposes of the Information Documents were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(c)	no event or circumstance has occurred or arisen and no information has been omitted from the Information Documents and no information has been given or withheld that results in the information contained in the Information Documents being untrue or misleading in any material respect;

(d)	all material written information provided to the Lender by or on behalf of the Association or AEGON for the purposes of entering into the Transaction Documents and the financial condition of the Group on or before the date of this Agreement and, in each case, not superseded before that date is accurate and not misleading in any material respect and all written financial information provided to the Lender on or before the date of this Agreement for the purposes of entering into the Transaction Documents have been prepared in good faith on the basis of assumptions which were considered reasonable at the time at which they were prepared and supplied.

11.13 Original Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and results of operations for the relevant financial year.

(c)	Its audited Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year.

(d)	There has been no material adverse change in its assets, business or financial condition since the date of the Original Financial Statements, other than as has been disclosed to the Lender prior to the date of this Agreement.

(e)	The Original Financial Statements of AEGON do not consolidate the results, assets or liabilities of any person or business which does not form part of the Group.

(f)	Its Annual Financial Statements fairly represent its financial condition and results of operations for the relevant financial year.

(g)	Its most recent financial statements delivered pursuant to Subclause 12.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(h)	Since the date of the most recent financial statements delivered pursuant to Subclause 12.1 (Financial statements) there has been no material adverse change in its business, assets or financial condition, other than as has been disclosed to the Lender prior to the date of this Agreement.

11.14 No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have been started or threatened against it, other than as disclosed to the Lender in writing prior to the date of this Agreement.

11.15 No breach of laws

It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

11.16 Taxation

Save as disclosed in writing to the Lender prior to the date of this Agreement,

(a)	it is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax in excess of €10,000,000 (in case of AEGON) or €100,000 (in case of the Association) (or their equivalent in any other currency), except to the extent that such payment, is being contested in good faith, it has maintained adequate reserves for those Taxes and payment can be lawfully withheld;

(b)	no claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes such that a liability of, or claim against, it in excess of €10,000,000 (in case of AEGON) or €100,000 (in case of the Association) (or their equivalent in any other currency) or more is reasonably likely to arise; and

(c)	it is resident for Tax purposes only in The Netherlands.

11.17	Security and Financial Indebtedness

In respect of the Association only,

(a)	no Security or Quasi-Security exists over all or any of its present or future assets other than as permitted by this Agreement; and

(b)	at the date of this Agreement, all its assets which are capable of being encumbered by Security are encumbered by Security under the Bank Finance Documents, except for:

(i)	its AEGON Securities;

(ii)	its AEGON Preference Shares; and

(iii)	its other assets of which the aggregate value at any time does not exceed €250,000.

(c)	It has no Financial Indebtedness outstanding other than as permitted by this Agreement.

11.18	Ranking

In respect of the Association only, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents.

11.19	Good title to assets

In respect of the Association only, it has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

11.20	Ownership

In respect of the Association only, it is the sole legal and beneficial owner of the assets over which it purports to grant Security.

11.21	AEGON Securities

(a)	In respect of the Association only,

(i)	On the Issue Date, the AEGON Securities are fully paid and not subject to any option to purchase or similar rights other than as contemplated by the Subscription Documents.

(ii)	The Constitutional Documents of AEGON do not restrict or inhibit any transfer of the AEGON Securities on creation or enforcement of the Transaction Security.

(iii)	Except as provided in the Transaction Documents, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any of the AEGON Securities (including any option or right of pre-emption or conversion).

(b)	In respect of AEGON only, all consents and approvals of any court, government department or other regulatory body required by AEGON for the issue and distribution of the Securities and the performance of the terms of the Securities have been obtained.

11.22	Centre of main interests and establishments

In respect of the Association only, for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in The Netherlands and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

11.23	No Immunity

In respect of the Association only, in any proceedings taken in its Relevant Jurisdiction in relation to any Transaction Document, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.24	Insurance

In respect of the Association only, it maintains insurances on and in relation to its business and assets with reputable underwrites or insurance companies against those risk and to the extent (if any) as it usual for an entity carrying on the same or substantially similar business.

11.25	Security

In respect of the Association only,

(a)	no Security exists over all or any of its present and future assets other than any Security permitted under Subclause 13.8 (Negative pledge); and

(b)	each Transaction Security Document validly creates the Security which is expressed to be created by that Transaction Security Document and evidences the Security it is expressed to evidence.

11.26	Times when representations made

(a)	All the representations and warranties in this Clause 11 are, unless otherwise indicated in this Clause 11 made on the date of this Agreement and on the Utilisation Date.

(b)	The representations and warranties in Clause 11.12 (No misleading information) are deemed to be made by each of the Association and AEGON on the date that the Lender transfers all or parts of its rights and obligations under the Finance Documents to a third party.

(c)	The Repeating Representations are deemed to be made on the date of the Utilisation Request, on the first day of each Interest Period and on each date that a payment is made under this Agreement in accordance with Clause 6 (Mandatory Prepayment, Voluntary Prepayment) (except that those contained in paragraphs (a) - (e) of Subclause 11.13 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

12.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 12 remain in force from the date of this Agreement for so long as any amount is outstanding under the Transaction Documents or any Commitment is in force.

In this Clause 12:

Half Year Financial Statements means the financial statements delivered pursuant to paragraph (b) of Subclause 11.1 (Financial statements).

12.1	Financial statements

The Association shall supply to the Lender:

(a)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years, its audited financial statements for that Financial Year; and

(b)	as soon as they are available, but in any event within 60 days after the end of each half of each of its Financial Years its consolidated financial statements for that financial half year.

12.2	Requirements as to financial statements

(a)	The Association shall procure that each set of financial statements delivered pursuant to Subclause 12.1 (Financial statements):

(i)	includes a balance sheet, profit and loss account and cashflow statement;

(ii)	is certified by the Association as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any cover letter addressed to the management of the Association by the Auditors and accompanying those Annual Financial Statements;

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Association notifies the Lender that there has been a change in the Accounting Principles or the accounting practices and its Auditors deliver to the Lender:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(b)	In addition the Association shall procure that each set of Annual Financial Statements shall be audited by the Auditors.

(c)	If the Lender (acting reasonably) wishes to discuss the financial position of AEGON or the Association with the Auditors, the Lender may notify the Association and AEGON, stating the questions or issues which that Lender wishes to discuss with the Auditors. In this event, the Association and AEGON must ensure that the Auditors are authorised (at the expense of the Association and AEGON) to discuss their financial position with the Lender on reasonable request from the Lender.

(d)	Any such discussions under paragraph (c) above shall be held in the presence of AEGON and the Association and AEGON and the Association shall be entitled to participate in such discussions.

(e)	Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

12.3	Information: miscellaneous

The Association and AEGON shall supply to the Lender (each of them in respect of itself only):

(a)	at the same time as they are dispatched, copies of all documents dispatched by AEGON to its shareholders generally (or any class of them) and by the Association to its members generally or dispatched by any of the Association and AEGON to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Association or AEGON, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)	promptly, such information as the Lender may reasonably require about the Charged Property and compliance of the Association and AEGON with the terms of any Transaction Security Documents; and

(d)	promptly on request, such information regarding its financial condition, assets and operations of the Association and AEGON as the Lender may reasonably request.

12.4	Notification of default

(a)	Each of the Association and AEGON shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Lender, the Association and AEGON shall supply to the Lender a duly executed certificate certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

13.	GENERAL UNDERTAKINGS

The undertakings in this Clause 13 remain in force from the date of this Agreement for so long as any amount is outstanding under the Transaction Documents or any Commitment is in force.

13.1	Authorisations

The Association shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender, of

any Authorisation required under the law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and

(iii)	carry on its business,

in each case, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

13.2	Compliance with laws

The Association shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

13.3	Taxation

(a)	The Association shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Subclause 12.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	The Association may not change its residence for Tax purposes.

13.4	Merger

The Association shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

13.5	Acquisitions

(a)	Except as permitted under paragraph (b) below or with the prior consent of the Lender, the Association shall not:

(i)	acquire any assets, company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them);

(ii)	incorporate a company; or

(iii)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture.

(b)	Paragraph (a) above does not apply to:

(i)	the acquisition of any AEGON Ordinary Shares, AEGON Preference Shares or AEGON Securities;

(ii)	the acquisition of any asset as required by any Transaction Document; or

(iii)	the acquisition of any asset pursuant to any Bank Finance Document.

13.6	Business

(a)	(The Association shall not trade, carry on any business, own any assets or incur any liabilities except for:

(i)	any business or other activities carried on prior to and/or at the date of this Agreement;

(ii)	ownership of the AEGON Ordinary Shares, AEGON Preference Shares, AEGON Securities, credit balances in bank accounts, cash and cash equivalent investments; and

(iii)	any assets and liabilities under the Transaction Documents and the Bank Finance Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a shareholding entity.

13.7	Pari passu ranking

The Association shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to entities such as the Association.

13.8	Negative pledge

In this Subclause 13.8, Quasi-Security means a transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below or with the prior consent of the Lender:

(a)	the Association shall not create or permit to subsist any Security over any of its assets.

(b)	the Association shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any other preferential arrangement having an effect similar to the granting of Security,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	AEGON shall not create or permit to subsist any Security over any of its shares in its Subsidiaries which are incorporated in The Netherlands.

(d)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security or Quasi-Security arising under clauses 18, 19 and 20 of the general terms and conditions (algemene bank voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) in connection with the account referred to in sub-paragraph (b)(i) of Subclause 13.11 (Financial indebtedness);

(ii)	any transaction, or Security or Quasi-Security contemplated by the Transaction Documents; or

(iii)	any Security or Quasi-Security contemplated pursuant to the Bank Finance Documents but only if, and to the extent that, failure to create, permit or subsist such Security or Quasi-Security would prejudice a continuation, an extension or refinancing of the arrangements under the Bank Financing Documents.

13.9	Disposals

(a)	Except as permitted under paragraph (b) below or with the prior consent of the Lender, the Association shall not:

(i)	enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	pursuant to and in accordance with any Transaction Document; or

(ii)	pursuant to and in accordance with any Bank Finance Document.

13.10	Loans, credit or guarantee

(a)	Except as permitted under paragraph (b) below or with the prior consent of the Lender, the Association shall not be a creditor in respect of any Financial Indebtedness, and shall not incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to any Financial Indebtedness made, or any guarantee:

(i)	required under any Transaction Document; or

(ii)	required under any Bank Finance Document.

13.11	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below or with the prior consent of the Lender, the Association shall not incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is incurred or outstanding:

(i)	under an account held by the Association with a financial institution in The Netherlands, provided that any Financial Indebtedness in connection with that account is incurred or is outstanding in connection with operational expenses of the Association and does not exceed €2,000,000 at any time;

(ii)	under the Transaction Documents; or

(iii)	under the Bank Finance Documents.

13.12	Treasury Transactions

The Association shall not enter into any Treasury Transaction, other than:

(a)	any Treasury Transaction entered into under the Bank Finance Documents; or

(b)	any Treasury Transaction in the ordinary course of its business and on non-speculative terms.

13.13	Access

If a Default is continuing or the Lender reasonably suspects a Default is continuing or may occur, each of the Association and AEGON shall permit the Lender and/or accountants or other professional advisers of the Lender free access at all reasonable times and on reasonable notice to (i) its premises, assets, books, accounts and records and (ii) meet and discuss with the management, unless to do so would cause the Association or AEGON to be in breach of any applicable laws or regulations, stock exchange rules or any confidentiality undertakings that the Association or AEGON is subject to.

13.14	Insurance

The Association shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent (if any) as is usual for an entity carrying on the same or substantially similar business.

13.15	Amendments

Neither the Association nor AEGON shall amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or its Constitutional Documents or any other document delivered to the Lender pursuant to Subclause 4.1 (Initial conditions precedent) except in writing:

(a)	prior to or on the Closing Date or if so provided under this Agreement, with the prior written consent of the Lender; or

(b)	after the Closing Date, in a way which:

(i)	could not be reasonably expected materially and adversely to affect the interests of the Lender;

(ii)	would not change the date, amount or method of payment of interest or principal on the AEGON Securities other than as contemplated by the Subscription Documents.

The Association shall promptly supply to the Lender a copy of any document relating to any of the matters referred to in paragraphs (a) and (b) above.

13.16	Further assurance and Security

(a)	Subject to the Agreed Security Principles, the Association shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may specify (and in such form as the Lender may require) to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Transaction Documents or by law.

(b)	If and when any Security extended in favour of the Bank Lenders (or a security agent acting for the benefit of the Bank Lenders) is finally released by such Bank Lenders (or by such security agent) or terminates by operation of law and the Association, and for so long as there are any amounts outstanding under the Bank Financing Documents, if and when it is not restricted under the Bank Finance Documents to grant Security over its assets, the Association shall, and AEGON shall procure that the Association will, establish additional Security on standard commercial terms on its assets as requested by the Lender in a form and substance satisfactory to the Lender. For the avoidance of doubt, the provision of this sub-clause (b) will not apply to:

(i)	assets that are transferred and re-transferred under the Bank Repo Facility;

(ii)	assets that are required to be encumbered in order to extend or to refinance the indebtedness under the Bank Finance Documents (in which case, for the avoidance of doubt, the provision of Security on such assets is permitted);

(iii)	any AEGON Preference Shares held by the Association (but excluding, for the avoidance of doubt, any distributions on those AEGON Preference Shares which shall, subject to subparagraph (ii) above, be subject to Security in favour of the Lender if and when this is required under the first sentence of this Subclause 13.16(b); and

(iv)	any other assets of the Association of which the aggregate value at any time does not exceed €250,000.

13.17	Conditions subsequent

(a)	The Association must use all reasonable endeavours lawfully available to avoid or mitigate the constraints on the provision of Security provided for in the Agreed Security Principles.

(b)	AEGON must as soon as possible after the date of this Agreement provide to the Lender a copy of the written pages of its shareholders’ register.

13.18	Conversion

If AEGON intends to exercise its right to realise a Conversion and as a result of that Conversion and Clause 6 (Mandatory Prepayment, Voluntary Prepayment), the Lender would hold more than 29.9% of the voting rights on shares in AEGON, AEGON, the Association and the Lender will consult with each other with a view to their taking such action as will prevent that the Lender is required to make a mandatory public offer for AEGON.

13.19	Exercise of voting rights on shareholding

The Association shall exercise its full voting rights on shares in AEGON held by it at any general or other shareholder meeting of AEGON in such a manner required to give full effect to the performance of any obligation or transaction contemplated by the Transaction Documents.

13.20	Public offer and similar situations

The provisions of this Clause 13 shall not be interpreted or applied so as to restrict the Association in any manner in exercising its voting rights on shares in AEGON held by it or in accepting or rejecting any offer for any shares in AEGON held by it or in tendering or refusing to tender any shares in AEGON held by it, in the context of a public offer for AEGON or a contemplated merger or acquisition of AEGON.

13.21	Assistance AEGON to Association

(a)	AEGON shall use its best efforts to:

(i)	enable the Association to comply with its obligations vis-à-vis the Lender under this Agreement;

(ii)	refrain from any actions that may frustrate, hinder, jeopardise or delay the performance by the Association of the implementation by the Association of the transactions contemplated by the Term Sheet.

(b)	For the avoidance of doubt, the undertakings of AEGON in paragraph (a) above do not constitute, nor should be construed to constitute, a guarantee by AEGON of any financial obligations of the Association vis-à-vis the Lender.

14.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 14 is an Event of Default (save for Subclause 14.15 (Acceleration)).

14.1	Non-payment

The Association or AEGON does not pay on the due date any amount payable pursuant to a Transaction Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

14.2	Other obligations

(a)	The Association or AEGON does not comply with any provision of the Transaction Documents (other than those referred to in Subclause 14.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (i) the Lender giving notice to the Association and AEGON and (ii) the Association or AEGON becoming aware of the failure to comply.

14.3	Misrepresentation

(a)	Any representation or statement made or deemed to be made by the Association or AEGON in the Transaction Documents or any other document delivered by or on behalf of the Association or AEGON under or in connection with any Transaction Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 10 Business Days of the earlier of:

(i)	the Lender giving notice to the Association; and

(ii)	the Association becoming aware of the circumstances giving rise to the misrepresentations.

14.4	Cross default

(a)	Any Financial Indebtedness of the Association is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Association is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Association is cancelled or suspended by a creditor of the Association as a result of an event of default (however described).

(d)	Any creditor of the Association becomes entitled to declare any Financial Indebtedness of the Association due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Subclause 14.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €15,000,000 (or its equivalent in any other currency or currencies).

14.5	Insolvency

(a)	The Association or AEGON is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of the Association or AEGON. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

14.6	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Association or AEGON;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Association or AEGON;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Association or AEGON or, in each case, any of its assets; or

(iv)	enforcement of any Security over any assets of the Association or AEGON,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 15 Business Days of commencement or, if earlier, the date on which it is advertised.

14.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Association having, in each case, an aggregate value of €15,000,000 and is not discharged within 15 days.

14.8	Unlawfulness and invalidity

(a)	It is or becomes unlawful for the Association to perform any of its obligations under the Transaction Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)	Any obligation or obligations of the Association under any Transaction Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Transaction Documents.

(c)	Any Transaction Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

14.9	Cessation of business

The Association suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal permitted under Subclause 13.9 (Disposals) or with the Lender’s consent.

14.10	Audit qualification

The Auditors of the Association make a qualification in their audit opinion (verklaring pursuant to Section 2:393, paragraph 5 of the Dutch Civil Code) in relation to any annual financial statements of the Association, respectively, required to be delivered pursuant to Subclause 12.1 (Financial Statements), other than any qualification of a minor or technical nature relating to the manner of presentation of the financial statements or the detailed disclosures to those statements, provided such disclosure would not have altered the numbers on the face of the profit and loss account, the balance sheet, the cashflow statement, the statement of total recognised gains or any note or contingent liabilities.

14.11	Repudiation and rescission of agreements

(a)	The Association rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security.

(b)	Any party to the Transaction Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have a material adverse effect on the interests of the Lender under the Transaction Documents.

14.12	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened against the Association in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against the Association, or in each case, any of its assets which has or is reasonably likely to have a Material Adverse Effect.

14.13	Material Adverse Change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

14.14	Termination Event

The Association acts in a fraudulent manner, wilfully misconducts its business or activities or provides information to the Lender which is misleading, in each case, in a material respect and under or in connection with the Transaction Documents.

14.15	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Association and AEGON:

(i)	cancel the Commitments at which time they shall immediately be cancelled;

(ii)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Transaction Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	direct that all of the AEGON Securities are transferred to the Lender; and/or

(iv)	exercise any or all of its rights, remedies, powers or discretions under the Transaction Documents.

(b)	Immediately after receipt of notice from the Lender in accordance with sub-paragraph (iii) above, the Association shall promptly take all necessary steps to transfer the AEGON Securities to the Lender in accordance with clause 6 of the Securities Terms and Conditions. To this effect, the Association, AEGON and the Lender shall on the date hereof enter into an assignment agreement by virtue of which the Association will assign to the Lender the AEGON Securities held by it at the time that assignment becomes effective, such assignment to become effective if and when and as of the date upon which:

(i)	an Event of Default has occurred which is continuing; and

(ii)	the Lender has sent a notice to the Association under paragraph (a) above, with a copy to AEGON; provided that

(iii)	the Association or AEGON has not contested the occurrence of an Event of Default within 3 Business Days after the date of receipt by the Association and AEGON of the notice from the Lender referred to in subparagraph (ii) above.

(c)	Upon the date of the completion of the transfer of the AEGON Securities to the Lender in accordance with this Subclause (the Transfer Date), the Loan together with any accrued and unpaid interest and any other amounts payable in connection with the Loan (the Other Amounts) shall be deemed to be prepaid and paid in full and all other obligations of the Association under or pursuant to the Finance Documents (the Other Obligations) shall be deemed to be satisfied in full.

(d)	To the extent immediately prior to the deemed prepayment and payment in full of the Other Amounts and the deemed satisfaction in full of the Other Obligations of the Association under paragraph (c) above, any Other Amounts or Other Obligations were payable by the Association, then AEGON undertakes vis-à-vis the Lender, to be liable for, or bound by, an amount equal to the Other Amounts and liable for obligations equivalent to the Other Obligations as of the Transfer Date.

15.	RELEASE OF SECURITY

Promptly upon:

(a)	a Repurchase, Conversion or transfer of the AEGON Securities made pursuant to Clauses 6 (Mandatory prepayment, voluntary prepayment), 14.15 (Acceleration) or otherwise in accordance with the Transaction Documents; or

(b)	the satisfaction in full of the obligations of the Association to the Lender pursuant to the Transaction Documents,

the Lender shall take all steps necessary to release the Transaction Security over the applicable AEGON Securities the subject of the Repurchase, Conversion or transfer (as relevant), and in the case of paragraph (b) above, over the other assets of the Association (if any) subject to the Transaction Security, if such Transaction Security has not already terminated by operation of law.

16.	ASSIGNMENTS AND TRANSFERS

16.1	Assignments and transfers by the Lender

Subject to Subclause 16.2 (Conditions of assignment or transfer by the Lender), on the Transfer Date the Lender may by executing:

(a)	a Transfer Certificate, transfer by way of transfer of contract all or a proportional part of any of its rights and obligations or

(b)	an Assignment Agreement assign all or part of its rights,

in each case, (a Transfer) under any Finance Document to another person (a Transferee).

16.2	Conditions of assignment or transfer by the Lender

(a)	The Lender must obtain the consent of AEGON in respect of a Transfer which consent may only be withheld if the Transfer materially affects the permanent capital treatment of AEGON. In addition, the provisions of clause 10.2 of the Governance Agreement shall apply.

(b)	If the State of the Netherlands (which is a lender at the date of this Agreement) assigns or transfers all or part of its rights under the Finance Documents, AEGON, the Association and the State of the Netherlands shall prior to any such assignment or transfer enter into an amendment of the Finance Documents:

(i)	in order to ensure that the Transferee will not have any rights or entitlements that are extended to the State of the Netherlands hereunder and that would not have been extended to the State of the Netherlands if the Loan were originally extended by one or more financial institutions on usual commercial terms then prevailing in the market; and

(ii)	if, the Transfer is by way of part of the rights of the State of the Netherlands hereunder, in order to reflect the administration of multiple lenders under the Finance Documents

(c)	If the State of the Netherlands (which is a lender at the date of this Agreement) assigns or transfers all or part of its rights under the Finance Documents, the Association has the right to:

(i)	in relation to a Transfer (either full or partial) stipulate in respect of any Transferee that any provisions in the Governance Agreement for the benefit of such lender shall cease to apply; and

(ii)	in relation to a full Transfer, stipulate in respect of any Transferee and DNB that any provisions providing for any consultation or approval rights for DNB included in any Finance Document shall cease to apply.

16.3	Assignment and transfers by the Association

Neither the Association nor AEGON may assign any of its rights or transfer any of its rights or obligations under the Transaction Documents without the prior written consent of the Lender.

16.4	Transfer of Securities

For so long as any obligations of the Association or AEGON to the Lender under this Agreement remain unsatisfied, the AEGON Securities may be transferred only with the prior written consent of the Lender and AEGON (which consent by AEGON may not be unreasonably withheld), except for:

(a)	a transfer of the AEGON Securities by AEGON or the Association to the Lender; or

(b)	the enforcement by the Lender of the AEGON Securities Pledge Agreement.

No approval of the Lender is required for the transfer of any AEGON Securities if the Lender is the Holder (as defined in the Securities Terms and Conditions) of those AEGON Securities.

17.	PAYMENT MECHANICS

17.1	Payments

(a)	Subject to paragraph (b) below, all payments by a Party under the Transaction Documents shall be made to the relevant Party to its account at such office or bank as it may notify to the other Party for this purpose by not less than five Business Days’ prior notice.

(b)	Notwithstanding any terms of this Agreement, it is agreed between the Parties that if any obligation under this Agreement (whether to pay monies, transfer assets or otherwise) is to be fulfilled by the Association to the Lender and the Issuer is obliged to fulfil the same corresponding obligation to the Association under the Securities Terms and Conditions or the Subscription Agreement, then the Issuer shall fulfil that obligation directly to and in favour of the Lender, and such fulfilment, if and to the extent made, shall (i) discharge the Issuer from that obligation towards the Association under the Security Terms and Conditions, and (ii) discharge the Association from the same corresponding obligation towards the Lender under this Agreement.

(c)

For the avoidance of doubt, for so long as there are any obligations outstanding under the Transaction Documents, the Association shall not have the right to require the Issuer to discharge any of its obligations directly towards the Association under the Subscription Agreement and the Securities Terms and Conditions in any manner other than as stated in paragraph (b) above directly to and in favour of the Lender. In respect of the obligations of the Issuer as set forth in paragraph (b) above (including the obligations of the Issuer to pay all amounts and perform all obligations of the Issuer vis-a-vis the Association directly to the Lender), the Lender shall have a direct right against the Issuer with respect to such obligations and shall have the right to enforce performance of these obligations directly to it to the fullest extent. This proviso will however not be construed so as to constitute a guarantee by or several or joint liability of the Issuer in respect of the obligations of the Association in favour of the Lender.

(d)	Payment of the Utilisation by the Lender under this Agreement shall be made directly to the account notified to it by AEGON in accordance with paragraph (a) in satisfaction of the obligation of the Association under the Subscription Documents to pay the subscription price for the AEGON Securities.

17.2	No set-off or suspension by the Association or AEGON

(a)	All payments to be made by the Association or AEGON to the Lender under the Transaction Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(b)	Neither AEGON nor the Association may suspend (opschorten) the performance of any of its obligations towards the Lender under the Transaction Documents.

17.3	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

17.4	Currency of account

Euros are the currency of account and payment for any sum due from the Association or AEGON under any Transaction Document.

17.5	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Transaction Documents to, and any obligations arising under the Transaction Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Association); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Association) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

18.	SET-OFF

The Lender may set off any matured obligation due from the Association or AEGON under the Transaction Documents against any matured obligation owed by the Lender to the Association or AEGON, respectively, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

19.	NOTICES

19.1	Communications in writing

Any communication to be made under or in connection with the Transaction Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

19.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Transaction Documents is:

(a)	in the case of the Association, that identified with its name below;

(b)	in the case of AEGON, that identified with its name below;

(c)	in the case of the Lender, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the other Party by not less than five Business Days’ notice.

19.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Transaction Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Subclause 19.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with each Lender’s signatures below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	All notices from or to the Association shall be sent through and (except of the notice is from AEGON itself) with a copy to AEGON.

(d)	All notices between AEGON and the Association under this Agreement must be sent with a copy to the Lender.

19.4	Electronic communication

Any communication to be made between the Parties under or in connection with the Transaction Documents may be made by electronic mail or other electronic means, on the following terms:

(a)	each Party agrees that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	each Party notifies the other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	each Party notifies the other of any change to their address or any other such information supplied by them.

19.5	English language

(a)	Any notice given under or in connection with any Transaction Document must be in English.

(b)	All other documents provided under or in connection with any Transaction Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

20.	CALCULATIONS AND CERTIFICATES

20.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Transaction Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

20.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.3	Day count convention

Any interest, commission or fee accruing under a Transaction Document will accrue from day to day and is calculated on the basis a 360-day year of twelve 30-day months.

21.	PARTIAL INVALIDITY

If, at any time, any provision of the Transaction Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

22.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Transaction Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

23.	AMENDMENTS AND WAIVERS

(a)	Subject to paragraph (b) below, any term of the Transaction Documents may be amended or waived only with the consent of the Lender and the Association and AEGON.

(b)	An amendment or waiver that has the effect of changing or which relates to:

(i)	an extension to the date of payment of any amount under the Transaction Documents;

(ii)	a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iii)	an increase in or an extension of any Commitment;

(iv)	Clause 6 (Mandatory Prepayment, Voluntary Prepayment), Clause 16 (Assignments and Transfers) or this Clause 23;

(v)	(other than as expressly permitted by the provisions of any Transaction Document) the nature or scope of:

(A)	the Charged Property; or

(B)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Transaction Document);

(vi)	the release of any Transaction Security unless permitted under this Agreement or any other Transaction Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Transaction Document; or

(vii)	any amendment to the order of priority or any subordination under this Agreement;

shall not be made without the prior consent of the Lender.

24.	CONFIDENTIALITY

Subclauses 3.15 through 3.19 (Confidentiality) of the Governance Agreements apply to Confidential Information available to any party under this Agreement as if set out herein in full.

25.	COUNTERPARTS

Each Transaction Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Transaction Document.

26.	GOVERNING LAW

This Agreement, and any obligations arising out of or in connection with it, is governed by, and shall be construed in accordance with Dutch law.

27.	ENFORCEMENT

27.1	Jurisdiction of Dutch courts

(a)	This Agreement, and any non-contractual obligations arising out of or in connection with it, is governed by, and shall be construed in accordance with, Dutch law.

(b)	Each of the parties hereto agrees that the courts of Amsterdam, The Netherlands are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly submit to the jurisdiction of such courts (with the exception of cassation (cassatie)).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	Each of the Association and AEGON

(a)	A copy of its Constitutional Documents.

(b)	A copy of a resolution of its the board of directors:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A copy of a certificate from the company secretary of AEGON confirming that each member of the supervisory board of AEGON has approved the entering into the Term Sheet and the transactions envisaged thereby and has accepted the governance arrangements as set out in the Term Sheet and as further elaborated upon in the Governance Agreement.

(d)	A certificate of an authorised signatory including incumbency wording and certifying that:

(i)	each copy document relating to it specified in Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement; and

(ii)	confirming that the Loan would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

2.	Transaction Documents

(a)	A copy of each of the Subscription Documents executed by the parties to those documents.

(b)	A copy of the Governance Agreement executed by AEGON.

3.	Finance Documents

(a)	This Agreement executed by the Association.

(b)	At least two originals of the AEGON Securities Pledge Agreement executed by the Association and AEGON.

4.	Legal opinions

A legal opinion of Allen & Overy LLP, legal advisers to AEGON as to Dutch law, addressed to the Lender and substantially in the form distributed to the Lender prior to signing this Agreement.

5.	Other documents and evidence

(a)	A copy, certified by an authorised signatory of the Association to be a true copy, of the Original Financial Statements.

(b)	A copy of the consent and waiver to the transactions contemplated by the Transaction Documents by the facility agent on behalf of the lenders under the Bank Finance Documents.

(c)	A copy of any other authorisation or other document, opinion or assurance which the Lender acting reasonably considers to be necessary or desirable (if it has notified the Association accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

SCHEDULE 2

UTILISATION REQUEST

From:	VERENIGING AEGON

To:	THE STATE OF THE NETHERLANDS

Dated:	1 December 2008

Dear Sirs

VERENIGING AEGON – EUR 3,000,000,000 senior loan agreement dated 1 December 2008 (the Senior Loan Agreement)

1.	We refer to the Senior Loan Agreement. This is a Utilisation Request. Terms defined in the Senior Loan Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

(a)	Proposed Utilisation Date: 1 December 2008 (or, if that is not a Business Day, the next Business Day)

(b)	Amount: EUR 3,000,000,000

3.	We confirm that each condition specified in Subclause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to

AEGON

[account details to be provided].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

VERENIGING AEGON

SCHEDULE 3

AGREED SECURITY PRINCIPLES

1.	Considerations

In determining what Security will be provided in support of the Facility the following matters will be taken into account. Security shall not be created or perfected to the extent that it would:

(a)	result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b)	result in a significant risk to the officers of the relevant grantor of Security of contravention of their fiduciary duties and/or of civil or criminal liability; or

(c)	result in costs that, in the opinion of the Lender, are disproportionate to the benefit obtained by the beneficiaries of that Security.

For the avoidance of doubt, in these Agreed Security Principles, "cost" includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

2.	Obligations to be Secured

(a)	Subject to 1 (Considerations) and to paragraph 2 above, the obligations to be secured are the Secured Liabilities (as defined below). The Security is to be granted in favour of the Lender.

For ease of reference, the following definitions should, to the extent legally possible, be incorporated into each Transaction Security Document:

Secured Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Association and AEGON to the Lender under each or any of the Transaction Documents together with all costs, charges and expenses incurred by the Lender in connection with the protection, preservation or enforcement of its respective rights under the Transaction Documents.

(b)	The secured obligations will be limited:

(i)	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(ii)	to avoid any risk to officers of the Association of contravention of their fiduciary duties and/or civil or criminal or personal liability.

3.	General

Where appropriate, defined terms in the Transaction Security Documents should mirror those in this Agreement.

The parties to this Agreement agree to negotiate the form of each Transaction Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to first drawdown under this Agreement is in a finally agreed form as soon as reasonably practicable after the date of this Agreement.

The Security shall, to the extent possible under law, be enforceable only in accordance with Subclause 14.15(b) (Acceleration).

4.	Undertakings/Representations and Warranties

Any representations, warranties or undertakings which are required to be included in any Transaction Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in this Agreement in order to protect or preserve the Security granted to the Lender).

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	VERENIGING AEGON (the Association) and AEGON N.V. (AEGON)

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

VERENIGING AEGON - €3,000,000,000 Senior Loan Agreement

dated 1 December 2008 (the Agreement)

1.	We refer to the Agreement. This is a Transfer Certificate.

2.	Terms defined in the Agreement have the same meaning in this transfer.

3.	The Existing Lender transfers by way of transfer of contract to the New Lender the Existing Lender’s rights and obligations in the proportion referred to in the Schedule below in accordance with the terms of the Agreement.

4.	The proposed Transfer Date is [ ].

5.	The address, fax number and attention details for notices of the New Lender for the purposes of Subclause 19.2 (Addresses) are set out in the Schedule.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate is governed by Dutch law.

[Existing Lender]	[New Lender]

By:	By:

Note:	Seek Dutch advice if the amount being transferred is for an amount equal to or less than €50,000 (or its equivalent).

THE SCHEDULE

Commitment/rights and obligations to be transferred

[Insert relevant details]

Administrative details of the New Lender

[Insert address, fax number and attention details for notices and account details for payments, etc.]

This Transfer Certificate is accepted by the Association and AEGON and the Transfer Date is the date of the last execution of this Transfer Certificate by any of the relevant parties.

The Association

VERENIGING AEGON

BY:

DATE:

AEGON

AEGON N.V.

BY:

DATE:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	VERENIGING AEGON (the Association) and AEGON N.V. (AEGON)

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

VERENIGING AEGON - €3,000,000,000 Senior Loan Agreement

dated 1 December 2008 (the Agreement)

1.	We refer to the Agreement. This is an Assignment Agreement.

2.	Terms defined in the Agreement have the same meaning in this Assignment Agreement.

3.	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s commitments and participations in the Loan under the Agreement as specified in the Schedule;

4.	The proposed Transfer Date is [ ].

5.	The address, fax number and attention details for notices of the New Lender for the purposes of Subclause 19.2 (Addresses) are set out in the Schedule.

6.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

7.	This Assignment Agreement is governed by Dutch law.

8.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

[Existing Lender]	[New Lender]

By:	By:

Note:	Seek Dutch advice if the amount being transferred is for an amount equal to or less than €50,000 (or its equivalent).

THE SCHEDULE

Rights to be assigned by assignment

[Insert relevant details]

Administrative details of the New Lender

[Insert address, fax number and attention details for notices and account details for payments, etc.]

Signature of this Assignment Agreement by the Association and AEGON constitutes confirmation by each of them of receipt of notice of the assignment referred to herein.

The Association

VERENIGING AEGON

BY:

DATE:

AEGON

AEGON N.V.

BY:

DATE:

SIGNATORIES

THE ASSOCIATION

VERENIGING AEGON

By:	/s/ Dr. W.M. van den Goorbergh

Address:

Email:

Fax:

THE LENDER

THE STATE OF THE NETHERLANDS

By:	/s/ State of the Netherlands

Address:

Email:

Fax:

AEGON

AEGON N.V.

By:	/s/ Mr.J.G.A.Struycken

Address:

Email:

Fax: